CERTAIN INFORMATION, IDENTIFIED BY AND REPLACED WITH A MARK OF “[ ],” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Exhibit 10.7

Apollo Supplemental Partner Program Plan Document

I.     Plan Description
The purpose of the Apollo Supplemental Partner Program (the “Plan”) is to allow selected partners of Apollo Global Management, Inc. (“AGM”) and its subsidiaries (collectively, the “Company”) to receive supplemental cash compensation based on realized incentive income (each, a “Supplemental Amount”) on terms set forth in this Plan and individual award letters (each an “Award Letter”). Capitalized terms appear in bold when first used and are defined in Section XII.
Awards delivered under the Plan will be denominated in “Participant Percentages” that will entitle Participants to share in a portion of the Company’s incentive income realized from investment vehicles managed or advised by Apollo Asset Management, Inc. or its subsidiaries, as described in more detail below. The Supplemental Amount allocable to any Participant in respect of his or her Participant Percentage shall be calculated based on the Gross Realized Performance Fees for a specified calendar year (each such year, a “Realization Year”), as set forth in an Award Letter.
Plan payments represent an extraordinary item of income additional to a Participant’s normal or expected compensation or LLP member share of profits and are subject to applicable withholdings as required by law. Plan payments will be made via payroll and for U.S. Participants, payments will be reported on Form W-2. Any awards under the Plan will not be part of a Participant’s base salary or LLP member drawings for any purpose and will not be pensionable.
II.     Participant Percentage
Each Participant’s Award Letter shall set forth the Participant Percentage for a particular Realization Year or years and describe any additional terms and conditions applicable to participation in the Plan. Participant Percentages shall be derived from a pre-set target average annual award value based on the projected Gross Realized Performance Fees for that period, as specified in the Award Letter.
III.     Supplemental Amount Determination and Investment Opportunity
In the first calendar quarter following each Realization Year, the Supplemental Amount for each Participant shall be determined by multiplying the Participant Percentage by the Gross Realized Performance Fees and shall be separately communicated to each Participant.
In addition, at the same time, each Participant will be provided with the opportunity to (x) elect for the Company to invest, for the Participant’s benefit, the Supplemental Amount into one or more evergreen funds designated by the Company for such purpose or (y) receive the fixed

Plan Document
Supplemental Amount without interest and subject to such other terms set forth herein. Investments shall begin as of March 1 (or such other date as may be communicated to the Participant) of the year immediately following the Realization Year and shall be subject to marked-to-market increases and decreases through the applicable vesting date (the “Supplemental Investment Value”). The Supplemental Amount or Supplemental Investment Value, as applicable, will be paid to the Participant in accordance with Section V below and the applicable Award Letter. The Supplemental Investment Value will be periodically reported to Participants which value may be higher or lower than the Supplemental Amount.
IV.     Vesting and Requirement of Employment
Awards issued in respect of any Realization Year shall be subject to [ ] vesting commencing on [ ] of the applicable Realization Year. If a Participant gives or receives notice of termination of employment or service on or prior to the applicable vesting date for any Realization Year, his or her Participant Percentage will be reduced automatically to zero for that Realization Year and any subsequent Realization Year.
V.     Payment
The Participant shall be paid in cash, in accordance with his or her election, either (x) the Supplemental Amount, or (y) the Supplemental Investment Value no later than March 15th of the year following the year in which such amount vests. Such payment shall be subject to applicable withholding and made without interest.
Illustrative Timeline for Realization Years [ ] and [ ]:

Realization Year	[ ]	[ ]	January 1 – December 31
Realization Year	[ ]	[ ]	In [ ], Participant Percentage and target average annual award value for [ ] and [ ] communicated to Participant
[ ] year following Realization Year	[ ]	[ ]	In [ ], Supplemental Amount communicated; Participant may elect to have the Supplemental Amount invested by the Company into an evergreen fund
[ ] year following Realization Year	[ ]	[ ]	Supplemental Investment Value measured as of [ ] vesting date, if applicable
Vesting date	[ ]	[ ]	Based on [ ] vesting, commencing on [ ] of Realization Year
Year immediately following vesting date	[ ]	[ ]	Supplemental Amount or Supplemental Investment Value, as applicable, paid in cash to Participant not later than March 15

Plan Document

VI.     Clawback or Recoupment; Reallocation
Amounts paid to any Participant pursuant to the Plan shall not be subject to clawback in the event that any clawback from a Carry Vehicle of distributions of Gross Realized Performance Fees is triggered by any Apollo Fund. Any such clawback shall instead be borne and satisfied solely by the Carry Vehicle and/or the Company and/or its Affiliates (and not by a Participant solely on account of his or her participation in the Plan). However, if a Participant violates any Company policies, including but not limited to the Company’s Code of Ethics, or breaches the terms of any contractual obligation or restrictive covenant to which the Participant is subject, in addition to any other remedy that may be available at law or in equity, the Participant’s rights under the Plan and any Award Letter shall automatically be forfeited effective as of the date as of which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and will not prevent the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of any such breach. In addition, amounts paid to any Participant under the Plan shall be subject to any recoupment policy adopted by the Company that provides for the repayment or forfeiture of incentive compensation. The Administrator in its sole discretion shall determine when and how to reallocate any forfeited Participant Percentage or other amount for any Realization Year, provided that only a person who was or becomes a Participant during any portion of such Realization Year shall be eligible to receive any such reallocation.
VII.     Conditions to Payments
All Participant Percentages for any Realization Year shall be determined in the Administrator’s sole discretion. No individual has any right to receive any payment under the Plan, unless and until such person receives and executes an Award Letter and satisfies the applicable terms and conditions. Except as may otherwise be provided in Award Letter, payments under the Plan are conditioned on the selected Participant’s continued employment or service (and not being under notice, given or received) as described in Section IV, and the Participant’s continuing compliance with the Company’s written policies, including the Company’s Code of Ethics and the contractual obligations to which the Participant is subject, including any restrictive covenants. Receipt of an award in one year does not ensure participation in any other year and any Award under the Plan shall be determined in the sole discretion of the Administrator. Nothing in the Plan will interfere with or limit the right of the Company to terminate any Participant’s employment or service at any time, or confer upon the Participant any right to continue to be employed or engaged by the Company for any period of time.
Following the termination of a Participant’s employment or LLP membership by either party and for whatever reason, a Participant shall not be entitled by way of damages for breach of contract, compensation for loss of office or otherwise to any sum, shares or other benefits to compensate the Participant for the loss or diminution in value of any actual or prospective rights, benefits or expectations under or in relation to the Plan.
VIII.    Taxes; Section 409A

Plan Document
All payments in respect of any Award under the Plan shall be treated as compensation for all U.S. federal income tax purposes and shall be subject to applicable federal, state, local and other applicable withholding in accordance with the Company’s standard payroll practices. To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the U.S. Internal Revenue Code (including, without limitation, any such regulations or other guidance that may be issued thereunder), as the same may be in effect from time to time. The Company shall not have any obligation to take any action to prevent the assessment of any penalty or tax on any person under Section 409A in connection with the Plan, and the Company shall not have liability to any Participant with respect to any Section 409A taxes or penalties. The Company provides no assurances with respect to any Participant’s personal tax treatment or the tax consequences of participation in the Plan.
IX.     Governing Law; Arbitration
The Plan and each Award Letter shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute, controversy, suit, action or proceeding arising out of or relating to the Plan and any Award Letter, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS. The decision of the arbitrator will be final and binding. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. However, litigation may be commenced in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act.
X.    Limitation on Rights; Not a Trust or Ownership Interest
Participation in the Plan confers no rights or interests other than as herein provided. The Plan does not create any contractual obligation except as otherwise communicated in an Award Letter and shall not be construed as creating a trust. The Plan, in and of itself, does not have any assets. Any Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts payable, if any, pursuant to the Plan. Participants are not, by virtue of their participation in the Plan, admitted to the Carry Vehicles as partners, members or otherwise. Participant Percentages do not and are not intended to convey any ownership interest in any Carry Vehicle or other entity, but merely represent an unfunded and unsecured promise to deliver cash in the future in accordance with the terms and conditions of the Plan and applicable Award Letter. For the avoidance of doubt no Participant will have an interest in any of the underlying evergreen funds into which the Supplemental Amount may be invested at any time.
XI.     Administration
The Administrator has the sole and absolute discretion to interpret and administer the Plan and its determinations shall be final, binding and conclusive on all persons. There is no obligation for uniformity of treatment of Participants in the Plan. The Administrator has the sole discretion

Plan Document
to amend and/or terminate the Plan and (except to the extent such amendment or termination would have a material adverse effect on a Participant’s material economic rights thereunder) any Award Letter at any time in its sole discretion. Notwithstanding the foregoing, the Compensation Committee of AGM shall have the sole power and authority to grant and administer awards for executive officers of AGM. The Administrator may make such reasonable and equitable adjustments to the Plan from time to time to account for extraordinary items such as acquisitions, divestitures, or similar corporate restructuring, and changes in laws, regulations, accounting principles, or other rules.
XII.     Definitions
“Administrator” means the committee of at least two individuals appointed to administer the Plan, or if no such committee is appointed, AGM’s Global Head of Human Capital or a designee thereof; provided that it shall be interpreted to mean the Compensation Committee of AGM with respect to any awards to executive officers of AGM.
“Affiliate” of any person or entity means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such person or entity, and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.
“Apollo Fund” means an investment fund or account managed or advised by a subsidiary of AGM that primarily invests third party capital in return for a management fee and the right to earn carried interest income or other incentive income.
“Carry Vehicle” means the Affiliate of AGM that acts in the capacity of the general partner, managing member, investment manager or similar relation of any Apollo Fund and distributes incentive income received from such Apollo Fund to its limited partners, members or other interest holders.
“Gross Realized Performance Fees” means the total carried interest or incentive realizations from Apollo Funds that are distributed by Carry Vehicles, in accordance with the applicable fund agreements, as in effect from time to time, as adjusted by the Administrator in its sole discretion to limit certain streams of incentive income realized from specified Apollo Funds for which almost all of the carry value has been allocated outside of the Plan, or include additional streams of incentive income from time to time.

[End of Plan]
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